December 28, 2020

Unified Series Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 501 to the Unified Series Trust’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 504 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP
THOMPSON HINE LLP

Cassandra.Borchers@ThompsonHine.com Fax: 513.241.4771 Phone: 513.352.6632